Exhibit 8.2

March 29, 2024

Veg House Holdings Inc.

2699 Stirling Rd, Ste A105,

Fort Lauderdale, FL 33312

Re: Veg House Holdings Inc. – Initial Public Offering of Common Shares

Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Veg House Holdings Inc., an exempted company incorporated under the laws of the Cayman Islands (the "Company"), in connection with the initial public offering and sale by the Company on an underwritten basis of 1,000,000 common shares, par value $0.0001 (the "Common Shares") of the Company (the "Offering"), and an additional 150,000 Common Shares at the Representative's option to cover over-allotments, pursuant to the Underwriting Agreement, dated [●], 2024 (the "Underwriting Agreement"), by and between the Company and EF Hutton LLC (the "Representative") as the representative of the underwriters named on Schedule 1 hereto (the Representative and such other underwriters being collectively referred to as the "Underwriters" and, individually, an "Underwriter"). The Offering is pursuant to a registration statement on Form F-1 (No. 333-276858) originally publicly filed with the U.S. Securities and Exchange Commission on February 5, 2024 (the "Registration Statement"). The Registration Statement, the Preliminary Prospectus (as defined in the Underwriting Agreement) and the Prospectus (as defined in the Underwriting Agreement) are referred herein as the "Offering Documents".

In connection with this opinion, we have examined originals or copies of the Offering Documents and such other documentation and information provided to us by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder (the "Regulations"), and administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (the "IRS"), all as they exist as of the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A future material change in a source of law or interpretation thereof could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents a counsel's best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Offering Documents, we hereby confirm that the discussion set forth in the Offering Documents under the heading "Certain Material U.S. Federal Income Tax Considerations", insofar as such discussion relates to matter of U.S. federal income tax law, constitutes our opinion as to the U.S. federal income tax consequences to U.S. Holders (as defined in the Offering Documents) of the ownership and disposition of the Common Shares.

We note that, because the determination of the Company’s status as a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and the use of our name under the caption "Certain Material U.S. Federal Income Tax Considerations" in the Offering Documents.

Very truly yours,

/s/ Altro LLP

Altro LLP

BRT/